(logo) RYLAND
                                                       MORTGAGE

                                                      11000 Broken Land Parkway
                                                      Columbia, Maryland
                                                      21044-3562

                                                      410 715-7500 Tel
                                                      410 715-7905 Fax




           MANAGEMENT'S ASSERTION ON COMPLIANCE WITH MINIMUM SERVICING STANDARDS SET FORTH IN THE UNIFORM SINGLE ATTESTATION PROGRAM FOR
                                MORTGAGE BANKERS



                              REPORT OF MANAGEMENT



We, as members of management of Ryland Mortgage Company (a wholly-owned subsidiary of The Ryland group, Inc.) and subsidiaries, are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of the Company's compliance with the minimum servicing standards as set forth in the USAP as of December 31, 1996 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 1996, the Company complied with the minimum servicing standards set forth in the USAP.

As of and for this same period, Ryland Mortgage Company had in effect a fidelity bond and errors and omissions policy in the amounts of $15 million and $10 million respectively.



Very truly yours,

/s/ Michael C. Brown
Michael C. Brown
President of Ryland Mortgage Company and Subsidiaries

/s/ Walter Z. Rigsbee
Walter Z. Rigsbee
Senior Vice President of Ryland Mortgage Company

/s/ Patricia S. Gloth
Patricia S. Gloth
Vice President of Financial Operations